EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Valcom, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Valcom, Inc., of our report dated October 8, 2008, (which include emphasis paragraphs relating to an uncertainty as to the Company’s ability to continue as a going concern), with respect to the financial statements of Valcom, Inc. included in its annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

November 4, 2008

By:	/s/ Moore & Associates, Chartered
Moore & Associates, Chartered